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                                                                     EXHIBIT 4.1

                           NOBLE DRILLING CORPORATION

                            EQUITY COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

              ADOPTED BY THE BOARD OF DIRECTORS:  OCTOBER 24, 1996

       SECTION 1. ESTABLISHMENT AND PURPOSE. Noble Drilling Corporation, a Delaware corporation (the "Company"), hereby establishes this Noble Drilling Corporation Equity Compensation Plan for Non-Employee Directors (the "Plan"). The purposes of the equity compensation features of the Plan are to enable non-employee directors of the Company to acquire shares of the Company's common stock, and thereby to align their interests more closely with the interests of the other stockholders of the Company, and to encourage the highest level of director performance by providing the non-employee directors with a more direct interest in the Company's attainment of its financial goals.

       SECTION 2. CERTAIN DEFINITIONS. For purposes of the Plan, the following terms shall have the indicated meanings:

       (a) "Annual Retainer" shall have the meaning specified in Section 5(a) hereof.

       (b)    "Board of Directors" means the Board of Directors of the Company.

       (c) "Common Stock" means the Common Stock, par value $.10 per share, of the Company, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

       (d) "Compensation Committee" means the Compensation Committee of the Board of Directors.

       (e) The "Current Market Price" of the Common Stock on any date shall be deemed to be the greater of (i) the average of the daily closing prices of the Common Stock for the 15 consecutive trading days immediately preceding the day in question and (ii) the then per share par value of the Common Stock. The closing price for each such trading day shall be the closing sales price of the Common Stock as reported for the principal national stock exchange or stock market on which the Common Stock is then listed, or, if not reported for such exchange or market, on the composite tape, or, in case no such sale takes place on such trading day, the average of the reported closing bid and asked quotations for the Common Stock on such exchange or market, or, if the Common Stock is not listed on any national stock exchange or stock market, or no such quotations are available, the average of the high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotations System or a similar organization. Such closing prices shall be appropriately adjusted to take into account any stock dividend, split or combination with respect to the Common Stock that occurs within such 15- day period.

       (f) "Outside Director" means an individual duly elected or chosen as a director of the Company who is not also a salaried officer or employee of the Company or any of its
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subsidiaries, but does not include any person named as a director emeritus pursuant to the bylaws of the Company.

       (g) "Plan Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31 of each Plan Year.

       (h)    "Plan Year" means a calendar year.

       (i) "Quarterly Amount" shall have the meaning specified in Section 5(a) hereof.

       (j)    "Required Share Amount" shall have the meaning specified in
Section 5(a) hereof.

       SECTION 3. PLAN ADMINISTRATION. The Compensation Committee shall be responsible for the administration of the Plan. The Compensation Committee is authorized to interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company in connection with the operation of the Plan and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. No member of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan. The determinations, interpretations and other actions of the Board of Directors and the Compensation Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

       SECTION 4.    STOCK SUBJECT TO THE PLAN.

       (a) Number of Shares. Seventy-five thousand (75,000) shares of Common Stock are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Board of Directors, in its discretion, shall from time to time determine; provided, however, that if the rules of any stock exchange or stock market on which the Common Stock is listed require stockholder approval of the Plan as a prerequisite for listing on such stock exchange or stock market shares of Common Stock issuable under the Plan, then, unless and until such stockholder approval is obtained, all shares of Common Stock issued pursuant to the Plan shall be treasury shares.

       (b) Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares of Common Stock that may be issued under the Plan shall be increased or decreased proportionately. In the event of a reclassification of the Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of assets) of the Company, the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number and kind of shares that are authorized for issuance pursuant to the Plan.





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       SECTION 5.    ANNUAL RETAINER.

       (a) Quarterly Amounts; Required Share Amount. Subject to the provisions of the Plan, each Outside Director shall be paid an annual retainer for serving as a director of the Company (the "Annual Retainer"). The amount of the Annual Retainer to be paid to each Outside Director for each Plan Year shall be $25,000. Of this amount, (i) $20,000 shall be the cash component of the Annual Retainer, payable in cash in quarterly installments of $5,000 each at the end of each Plan Quarter of the Plan Year (each such quarterly installment being herein referred to as a "Quarterly Amount"), and (ii) $5,000 shall be the equity component of the Annual Retainer, payable in shares of Common Stock in one installment at the end of the Plan Year (the "Required Share Amount"). An Outside Director who serves in such capacity for less than an entire Plan Quarter shall have his Quarterly Amount for such Plan Quarter pro-rated based on his number of days of service as an Outside Director during such Plan Quarter. An Outside Director who serves in such capacity for less than an entire Plan Year shall have his Required Share Amount for such Plan Year pro-rated based on his number of days of service as an Outside Director during such Plan Year.

       (b) Voluntary Share Purchases. For any Plan Quarter, an Outside Director may elect to have up to 100% of the Quarterly Amount earned by such Outside Director for such Plan Quarter applied to the purchase of shares of Common Stock pursuant to the provisions of Section 5(c) hereof. An Outside Director must notify the Company in writing of such election not later than the 20th day of the last month of the Plan Quarter for which the election is made (or prior to such later date as may be approved by the Compensation Committee); provided, however, that such election shall be effective only if the person making such election is serving as an Outside Director at the time of such election. An election made pursuant to this Section 5(b) for a Plan Quarter shall be irrevocable from and after the date of such election. Such elections shall be on a form prescribed for this purpose by the Compensation Committee. The amount to be applied to the purchase of shares of Common Stock shall be designated by the Outside Director as a percentage of his Quarterly Amount in integral multiples of 5%.

       (c) Payment of Quarterly Amounts. Promptly following the end of each Plan Quarter (or, in the case of a cash payment of the Quarterly Amount, at such earlier time as the Board of Directors may determine), the Company shall pay to each person who served as an Outside Director during such Plan Quarter the Quarterly Amount earned by such person for such Plan Quarter by delivering to such person:

              (A) an amount in cash equal to the Quarterly Amount earned by such person for such Plan Quarter less the portion thereof, if any, that such person elected to have applied to the purchase of shares of Common Stock pursuant to Section 5(b) hereof; and

              (B) a number of whole shares of Common Stock determined by dividing (x) the Quarterly Amount earned by such person for such Plan Quarter or portion thereof that such person elected to have applied to the purchase of shares of Common Stock pursuant to Section 5(b) hereof, if any, by (y) the Current Market Price of the Common Stock as of the last day of such Plan Quarter.





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       (d)    Payment of Required Share Amount.  Promptly following the end of each Plan Year, the Company shall pay to each person who served as an Outside Director during such Plan Year the Required Share Amount earned by such person for such Plan Year by delivering to such person a number of whole shares of Common Stock determined by dividing (x) the Required Share Amount earned by such person for such Plan Year by (y) the Current Market Price of the Common Stock as of the last day of such Plan Year.

       (e) Fractional Shares. No fraction of a share of Common Stock shall be issued by the Company pursuant to Section 5(c) or 5(d) hereof, but in lieu thereof each Outside Director who would otherwise be entitled to a fraction of a share of Common Stock shall be paid an amount in cash equal to the value of such fraction of a share based upon the Current Market Price of the Common Stock as of the last day of the applicable Plan Quarter or Plan Year, as the case may be.

       (f) Eligibility. Anything in the Plan to the contrary notwithstanding, no Outside Director shall be entitled to receive an Annual Retainer (or any component thereof) under the Plan if such Outside Director ceases to serve on the Board of Directors by reason of such Outside Director's
(i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its affiliates.

       (g) Effectiveness. The provisions of this Section 5 shall be effective for Plan Years beginning with calendar year 1996, except that, with respect to calendar year 1996, (i) the Quarterly Amounts earned by an Outside Director for calendar year 1996 shall be payable to such Outside Director in one installment at the end of such year and (ii) the right to apply such Quarterly Amounts to the purchase of shares of Common Stock pursuant to Section 5(b) hereof shall apply only to the Quarterly Amount earned by an Outside Director for the last Plan Quarter of such year.

       SECTION 6. PLAN AMENDMENT, MODIFICATION AND TERMINATION. The Board of Directors may at any time suspend, terminate, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the stockholders of the Company if the Company, on the advice of counsel, determines that stockholder approval is necessary or desirable.

       SECTION 7. PLAN EFFECTIVENESS. The Plan shall be deemed adopted by the Board of Directors as of October 24, 1996, and shall be deemed effective as of such date.

       SECTION 8.    GENERAL PROVISIONS.

       (a) No Continuing Right as Director. Neither the adoption or operation of the Plan, nor the Plan itself or any document describing or relating to the Plan, or any part hereof, shall confer upon any Outside Director any right to continue as a director of the Company or any subsidiary of the Company.





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       (b)    Nonalienation of Benefits.  No Outside Director shall have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under the Plan, except that any rights an Outside Director may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution.

       (c) Binding Effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and conditions of the Plan shall be binding upon each Outside Director and his heirs, legatees, distributees and legal representatives.

       (d) Severability. If any provision of the Plan or any agreement hereunder is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

       (e) Requirements of Law. The issuance of Common Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

       (f) Investment Letter. The Company's obligation to deliver Common Stock under the Plan shall be conditioned upon its receipt from the person to whom such Common Stock is to be delivered of an executed investment letter containing such representations and agreements as the Compensation Committee may determine to be necessary or advisable in order to enable the Company to issue and deliver such Common Stock to such person in compliance with the Securities Act of 1933 and other applicable federal, state or local securities laws or regulations.

       (g) No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary thereof from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any payments to be made under the Plan. No Outside Director or other person shall have any claim against the Company or any subsidiary thereof as a result of such action.

       (h) Rights as Stockholder. No person entitled to receive shares of Common Stock under the Plan shall have any of the rights of a stockholder of the Company with respect to such shares until such shares are actually issued to such person.

       (i) Notices. All notices required or permitted to be given or made under the Plan shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested,
(iii) sent by prepaid overnight courier service or (iv) sent by telecopy or facsimile transmission, answer back requested, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance





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herewith.  Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. The Company or an Outside Director may change, at any time and from time to time, by written notice to the other, the address that it or such Outside Director had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to the Outside Director at his address as set forth in the records of the Company or
(ii) to the Company at the principal executive offices of the Company clearly marked "Attention: President".

       (j) No Interest. If the Company for any reason fails to make payment of an Annual Retainer at the time such retainer becomes payable, the Company shall not be liable for any interest or other charges thereon.

       (k) Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas.

       (l) Other Fees and Reimbursement of Expenses. Directors of the Company shall be entitled, for their service as directors, to compensation other than the Annual Retainer and to the reimbursement of certain expenses in accordance with the policies, practices and procedures of the Company from time to time in effect. Without limiting the preceding sentence, it is currently the policy of the Company to pay to directors meeting attendance fees for Board of Director meetings and Board of Director Committee meetings attended and to reimburse directors for travel, lodging and related expenses incurred in connection with attendance at such meetings.

       (m) Miscellaneous. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.





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